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Preliminary Term Sheet

Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2007-OA4 Trust

$[439,210,100]

WaMu Asset Acceptance Corp.

Depositor

Washington Mutual Mortgage Securities Corp.

Seller

Washington Mutual Bank

Servicer

Countrywide Home Loans, Inc.

Servicer

LaSalle Bank National Association

Trustee

May [15], 2007

Closing Date	May 25, 2007
Investor Settlement Date	May 25, 2007
First Distribution Date	June 25, 2007
Cut-Off Date	May 01, 2007

Important Notice About Information Presented in this
Preliminary Term Sheet

The securities described in this preliminary term sheet may not be appropriate for all investors. Potential investors must be willing to assume, among other things, market price volatility, prepayment, yield curve and interest rate risks. Investors should carefully consider the risks of these securities.

We do not intend that there be any sale of the securities discussed in this preliminary term sheet in any state in which such offer or sale would be unlawful prior to registration or qualification of such securities under the securities laws of any such state.

The issuer has filed a registration statement (including a prospectus) on Form S-3 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you so request by calling toll-free 1-800-667-9569.

We will provide information to you about the offered certificates in two separate documents that progressively provide more detail: (a) a prospectus, which provides general information, some of which may not apply to your series of certificates, and (b) the Washington Mutual Mortgage Pass–Through Certificates, WMALT Series OA free writing prospectus, along with this preliminary term sheet, describes more specifically the terms of your series of certificates. This preliminary term sheet does not contain all of the information that is required to be included in the prospectus and the prospectus supplement that will be prepared for your series of certificates. The information in this preliminary term sheet is subject to completion or change. The information in this preliminary term sheet supersedes information contained in any prior term sheet relating to these securities prior to the time of your commitment to purchase. To understand the terms of the offered certificates, read carefully this entire preliminary term sheet and the prospectus and the Washington Mutual Mortgage Pass–Through Certificates, WMALT Series OA free writing prospectus we will provide you. You may obtain a copy of the prospectus and the Washington Mutual Mortgage Pass–Through Certificates, WMALT Series OA free writing prospectus by contacting WaMu Capital Corp. at 1-800-667-9569.

THE DATA DESCRIBING THE MORTGAGE POOL IN THIS PRELIMINARY TERM SHEET REFLECTS THE PRELIMINARY CHARACTERISTICS OF THE MORTGAGE POOL AS OF THE CUT-OFF DATE, WHICH IS MAY 1, 2007.  THE PROSPECTUS SUPPLEMENT THAT WILL BE PREPARED FOR THIS TRANSACTION WILL REFLECT THE FINAL MORTGAGE POOL DATA AS OF THE CUT-OFF DATE.  ONCE AVAILABLE, A FINAL PROSPECTUS AND PROSPECTUS SUPPLEMENT MAY BE OBTAINED WITHOUT CHARGE BY CONTACTING WAMU CAPITAL CORP. AT 1-800-667-9569.

This preliminary term sheet is being delivered to you solely to provide you with information about the offering of the mortgage-backed securities referred to in this preliminary term sheet. The mortgage-backed securities referred to in this preliminary term sheet are being offered when, as and if issued. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this preliminary term sheet. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

Washington Mutual Mortgage Pass-Through Certificates,
WMALT Series 2007-OA4 Trust

$[439,210,100]

Description of Certificates

Class	Principal/ Notional Amount (Approx.) (1)	WAL (Yrs) To Call/Mat (2)	Pmt Window (Mths) To Call/Mat (2)	Interest Rate Type	Tranche Type

Expected Ratings S&P/Moody’s

A-1A	$ 234,424,000	4.00/4.33	1-127/1-478	Variable (3)	Senior	AAA/Aaa
A-1B	$ 78,142,000	4.00/4.33	1-127/1-478	Variable (3)	Senior Mezz	AAA/Aaa
A-1C	$ 39,071,000	4.00/4.33	1-127/1-478	Variable (4)	Senior Mezz	AAA/Aaa
A-1D	$ 39,071,000	4.00/4.33	1-127/1-478	Variable (4)	Senior Mezz	AAA/Aaa
R	$ 100				Senior/Residual	AAA/Aaa
X-PPP	$ 449,090,300			Variable (5)	Senior IO/PO Prepayment Penalty	N/R/Aaa
B-1	$ 12,350,000	7.10/7.88	16-127/16-478	Variable (6)	Subordinate	AA+/Aa1
B-2	$ 10,104,000	7.10/7.88	16-127/16-478	Variable (6)	Subordinate	AA/Aa1
B-3	$ 3,369,000	7.10/7.88	16-127/16-478	Variable (6)	Subordinate	AA-/Aa1
B-4	$ 3,368,000	7.10/7.88	16-127/16-478	Variable (6)	Subordinate	A+/Aa1
B-5	$ 5,613,000	7.10/7.88	16-127/16-478	Variable (6)	Subordinate	A-/Aa2
B-6	$ 7,635,000	7.10/7.88	16-127/16-478	Variable (6)	Subordinate	N/R/ A2
B-7	$ 3,144,000	7.10/7.88	16-127/16-478	Variable (6)	Subordinate	N/R/Baa1
B-8	$ 2,919,000	7.10/7.88	16-127/16-478	Variable (6)	Subordinate	N/R/Baa3
B-9	$ 2,021,000	Privately Offered Certificates		Variable (6)	Subordinate	N/R/Ba2
B-10	$ 2,021,000			Variable (6)	Subordinate	N/R/B2
B-11	$ 5,838,200			Variable (6)	Subordinate	N/R / NR
Total:	$ 449,090,300

(1)     Distributions on the Certificates (as defined herein) will be derived primarily from a pool of adjustable-rate mortgage loans indexed off of One-Year MTA or One-Month LIBOR (each, as defined herein) (the "Mortgage Loans"). Class sizes are subject to final collateral pool size and rating agency approval and may increase or decrease by up to 10%.

Some Mortgage Loans are serviced by WMB (the "WMB Loans") and some Mortgage Loans are serviced by Countrywide (the "Countrywide Loans").

(2)     WAL and Payment Windows for the Class A-1A, Class A-1B, Class A-1C, Class A-1D and Senior Subordinate Certificates (as defined herein) are shown to the Optional Call Date (as defined herein) and to Maturity.

(3)     On each Distribution Date (as defined herein), the certificate interest rate for the Class A-1A and A-1B Certificates will be equal to the lesser of (i) One-Year MTA plus the related margin and (ii) the Net WAC Cap (as defined herein) for the Mortgage Loans. In addition, if on the initial Distribution Date the certificate interest rate for the Class A-1A and Class A-1B Certificates is equal to the Net WAC Cap for the Mortgage Loans, the Class A-1A and Class A-1B Certificates may be entitled to receive, as interest, Carryover Shortfall Amounts (as defined herein) from amounts, if any, otherwise payable to the Class X-PPP Certificates. See "Carryover Shortfall Amount" and "Certificates Priority of Distributions" in this preliminary term sheet. For the initial Distribution Date, after giving effect to carryover shortfall payments, if any, the annual certificate interest rate on these certificates will equal approximately [__]%.

(4)     For each Distribution Date, the certificate interest rate for the Class A-1C and Class A-1D Certificates will be equal to the least of (i) the London Interbank Offered Rate for one-month United States dollar deposits (“LIBOR”) plus the related margin (in each case, the margin will be multiplied by 2.0 after the first possible Optional Call Date), (ii) the Adjusted Net WAC Cap (as defined herein) and (iii) 10.50%. In addition, if on any Distribution Date the certificate interest rate for the Class A-1C and Class A-1D Certificates is equal to the Adjusted Net WAC Cap, the Class A-1C and Class A-1D Certificates may be entitled to receive, as interest, Carryover Shortfall Amounts (i) (for any Distribution Date from, and including, the Distribution Date in July 2007 through, and including, the Distribution Date in January 2018, unless the Yield Maintenance Agreement (as described herein) is terminated earlier) first, from payments, if any, from the Yield Maintenance Agreement and (ii) second, from amounts, if any, otherwise payable to the Class X-PPP Certificates. See "Carryover Shortfall Amount" and "Certificates Priority of Distributions" in this preliminary term sheet. For the initial Distribution Date, after giving effect to the payment of Carryover Shortfall Amounts, if any, the annual certificate interest rate on these certificates will equal approximately [__]%.

(5)     Solely for purposes of calculating distributions of principal and interest and the allocation of losses realized on the Mortgage Loans, the Class X-PPP Certificates will be deemed to be comprised of an interest-only component (the “Class X-PPP IO Component”, a “Class X IO Component”) and a principal-only component (the “Class X-PPP PO Component”, a “Class X PO Component”). Interest, if any, will be payable with respect to the Class X IO Component. The Class X IO Component will not have a principal balance and principal will not be payable with respect to the Class X IO Component. The Class X PO Component will have a principal balance which initially will equal zero. Interest will not accrue on the Class X PO Component. In the event that interest otherwise payable with respect to the Class X IO Component is reduced as a result of the allocation of net negative amortization (as described herein), the amount of such reduction will be added as principal to the Class X-PPP Principal Balance.

The amount of interest available for distribution to the Class X-PPP Certificates on any Distribution Date (before giving effect to the allocation of any shortfall in interest collections and payment of Carryover Shortfall Amounts) will equal, subject to the limitations described in this footnote (5), the excess, if any, of:

(x)            the product of (i) a fraction, the numerator of which is the Net WAC Cap for the Mortgage Loans and the denominator of which is 12, and (ii) the Aggregate Loan Balance (as defined herein) over

(y)            the product of (i) a fraction, the numerator of which is the Weighted Average Certificate Interest Rate and the denominator of which is 12, and (ii) the Aggregate Loan Balance reduced by the Class X-PPP Principal Balance.

Notwithstanding the foregoing, interest otherwise available for distribution to the Class X-PPP Certificates on any Distribution Date may instead be distributed as Carryover Shortfall Amounts.  See "Carryover Shortfall Amount" and "Certificates Priority of Distributions" in this preliminary term sheet.

Additionally, the Class X-PPP Certificates will be entitled to receive all prepayment penalty payments, with respect to voluntary full prepayments, remitted to the Trust for each WMB Loan. See “The Class X-PPP Certificates” herein and the "Prepay Term (Months)" table herein for information regarding the number of loans, and the related percentage of the mortgage pool, that contain prepayment penalties, broken out for each of the various prepayment penalty terms.

(6)     For each Distribution Date, the certificate interest rate for the Subordinate Certificates (as defined herein) will be equal to the least of (i) LIBOR plus the related margin (in each case, the margin will be multiplied by 1.5 after the first possible Optional Call Date), (ii) the Adjusted Net WAC Cap and (iii) the Net Life Cap (as defined herein). In addition, if on any Distribution Date the certificate interest rate for the Subordinate Certificates is equal to the Adjusted Net WAC Cap, those Certificates may be entitled to receive, as interest, Carryover Shortfall Amounts from amounts, if any, otherwise payable to the Class X-PPP Certificates. See "Carryover Shortfall Amount" and "Certificates Priority of Distributions" in this preliminary term sheet.

Transaction Summary

Depositor:   WaMu Asset Acceptance Corp. (“WAAC”).

Issuing Entity:   Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2007-OA4 Trust (the “Trust”)

Servicers:   Washington Mutual Bank (“WMB”) and Countrywide Home Loans, Inc. (“Countrywide”).

Sole Manager:   WaMu Capital Corp.

Trustee:   LaSalle Bank National Association.

Rating Agencies:   It is anticipated that the Offered Certificates will be rated by Moody’s and Standard & Poor’s and assigned the credit ratings described herein.

Cut-off Date:   May 1, 2007.

Expected Pricing Date:   On or about May [15], 2007.

Closing Date:   On or about May [25], 2007.

Distribution Date:   The 25th of each month (or if such day is not a business day, the next succeeding business day), commencing in June 2007.

Servicing Fee for  Mortgage Loans that  are WMB Loans  With initial Fixed Rate period Of 1 Month and No Prepayment Penalty: The servicing fee for each WMB Loan and has an initial fixed rate period of 1 month and no prepayment penalty will be calculated as a per annum percentage for each such mortgage loan. The servicing fee for each such mortgage loan will be the greater of (i) 0.375% per annum of the principal balance of such mortgage loan and (ii) the excess, if any, of the gross margin on such mortgage loan over [0.90]% per annum of the principal balance of such mortgage loan.

Servicing Fee for  Mortgage Loans that  are WMB Loans With initial Fixed Rate period Greater Than  1 Month and  No Prepayment Penalty: The servicing fee for each WMB Loan and has an initial fixed rate period greater 1 month and no prepayment penalty will be 0.375%.

Servicing Fee for  Mortgage  Loans that  are WMB Loans With  Prepayment Penalty  Terms Up to  29   Months:  For WMB Loans that have prepayment penalty terms between 1 and  29  months, the greater of (i) 0.375% per annum of the principal balance of such mortgage loan and (ii) the excess, if any, of the gross margin on such mortgage loan over [0.90]% per annum of the principal balance of such mortgage loan.

Servicing Fee for  Mortgage  Loans  that are WMB Loans With Prepayment Penalty Terms Greater Than  29 Months:  For WMB Loans that have prepayment penalty terms greater than 29 months, the greater of (i) 0.375% per annum of the principal balance of such mortgage loan and (ii) the excess, if any, of the gross margin on such mortgage loan over [1.57]% per annum of the principal balance of such mortgage loan.

Servicing Fee for  Mortgage Loans Serviced By  Countrywide:   For Countrywide Loans 0.375% per annum of the principal balance of such mortgage loan, plus, in the case of certain mortgage loans with lender paid primary mortgage insurance, the amount of the applicable insurance premium.

See“Mortgage Loans Serviced By Countrywide” in this Preliminary Term Sheet for information regarding Countrywide’s obligations as servicer with respect to the Mortgage Loans serviced by Countrywide.

Certificates:  The “Senior Certificates” will consist of the Class A-1A, Class A-1B, Class A-1C and Class A-1D Certificates (collectively, the “Class A Certificates”), the Class X-PPP Certificates (the “Class X Certificates”) and Class R Certificates. The “Senior Subordinate Certificates” will consist of the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6, Class B-7 and Class B-8 Certificates. The “Junior Subordinate Certificates” will consist of the Class B-9, Class B-10 and Class B-11 Certificates. The Senior Subordinate Certificates and Junior Subordinate Certificates are collectively known as the “Subordinate Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to herein as the “Certificates.” The Senior Certificates and Senior Subordinate Certificates are being offered herein and are referred to herein as the “Offered Certificates”.

Registration:  Each class of Offered Certificates (other than Class R) will initially be represented by a single certificate registered in the name of Cede & Co., a nominee of The Depository Trust Company, New York, New York.

Federal Tax Treatment:  It is anticipated that the Offered Certificates (other than the Class R Certificate and the portion of the Class X-PPP Certificates that represents the right to receive certain prepayment penalties) will be treated as REMIC regular interests for federal tax income purposes, coupled in certain cases with a right to receive additional payments pursuant to a notional principal contract and with respect to the Class X-PPP Certificates, with an obligation to make payments pursuant to a notional principal contract. The portion of the Class X-PPP Certificates that represents a right to receive certain prepayment penalties will be treated as a stripped interest in the related Mortgage Loans for federal income tax purposes, and will not represent an interest in any REMIC. The Class R Certificate will be treated as a REMIC residual interest for tax purposes. The portion of the Class X-PPP Certificates that represents a right to receive certain prepayment penalties will not represent an interest in any REMIC.

SMMEA Treatment:  The Class A, Class X, Class B-1, Class B-2, Class B-3, Class B-4 and Class B-5 Certificates are expected to constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984 (“SMMEA”). The Class B-6, Class B-7, Class B-8, Class B-9, Class B-10 and Class B-11 Certificates are not expected to constitute “mortgage related securities” for purposes of SMMEA.

ERISA Eligibility:  The Offered Certificates (other than the Class R and Class X-PPP Certificates) are expected to be eligible for purchase by persons investing assets of employee benefit plans and individual retirement accounts.  Prospective investors should review with their legal advisors whether the purchase and holding of the Offered Certificates could give rise to a transaction prohibited or not otherwise permissible under ERISA, the Internal Revenue Code or other similar laws. The Class R and Class X-PPP Certificates are not expected to be eligible for purchase by persons investing assets of employee benefit plans and individual retirement accounts.  See "ERISA Considerations" in the Washington Mutual Mortgage Pass–Through Certificates, WMALT Series OA free writing prospectus for additional information.

Optional Termination:  When the aggregate principal balance of the Mortgage Loans has been reduced to less than 10% of that balance as of May 1, 2007, WMB, as servicer, may purchase all of the Mortgage Loans (the “Optional Call Date”), which will cause the retirement of the certificates.

Accrued Interest:  The price to be paid by investors for the Class A-1C, Class A-1D and Subordinate Certificates will not include accrued interest (settling flat). The price to be paid by investors for the Class A-1A, Class A-1B and Class X Certificates will include [24] days of accrued interest.

Interest Accrual Period:  The interest accrual period for the Class A-1C, Class A-1D and Subordinate Certificates for a given Distribution Date will be the period beginning on the 25th day of the month immediately preceding the month during which such Distribution Date occurs (or, in the case of the first Distribution Date, the Closing Date) and ending on the 24th day of the month during which such Distribution Date occurs (on an actual/360 basis). The interest accrual period for the Class A-1A, Class A-1B and Class X Certificates will be on the calendar month prior to such Distribution Date (on a 30/360 basis).

Pricing Prepayment Speed:  The Offered Certificates will be priced to a prepayment speed of 20% CPR.

Compensating Interest:  Compensating interest paid by WMB with respect to the Mortgage Loans will equal the least of (a) any shortfall for the previous month in interest collections resulting from the timing of payoffs on the Mortgage Loans made from the 15th day of the calendar month before the Distribution Date to the last day of such month, (b) the sum of 1/12 of 0.050% of the aggregate Stated Principal Balance of the Mortgage Loans, any reinvestment income realized by WMB relating to payoffs on the Mortgage Loans made during the prepayment period, and interest payments on the payoffs received during the period of the 1st day through the 14th day of the month of the Distribution Date, as applicable and (c) 1/12 of 0.125% of the aggregate Stated Principal Balance of the Mortgage Loans.

  See “Mortgage Loans Serviced By Countrywide” in this Preliminary Term Sheet for information regarding Countrywide’s obligations as servicer with respect to the Countrywide Loans.

Mortgage Loans:  As of May 1, 2007, the aggregate principal balance of the Mortgage Loans is approximately $[449,090,301]. As of May 1, 2007, the aggregate principal balance of the Mortgage Loans that impose a prepayment penalty for voluntary prepayments in full is approximately $[400,368,744]. All the Mortgage Loans accrue interest at a mortgage rate which adjusts monthly (after an initial fixed rate period of [1 and 3] months) based upon an Index rate of the 12-month moving average of the monthly yield on United States Treasury Security adjusted to a constant maturity of one year (the “One-Year MTA”) or the average of interbank offered rates for one-month U.S. dollar-denominated deposits in the London market, as published in The Wall Street Journal and most recently available as of fifteen days before the applicable interest rate adjustment date (“One-Month LIBOR”). After the initial fixed interest rate period, the interest rate for most Mortgage Loans will adjust monthly to equal the sum of the related Index and the gross margin. As of the Cut-off Date, approximately [0.00]% of the Mortgage Loans were still in their fixed rate period. None of the Mortgage Loans are subject to a periodic rate adjustment cap.  All of the Mortgage Loans are subject to a maximum mortgage rate.

For all of the Mortgage Loans, the Minimum Monthly Payment is set at origination and is adjusted on the first anniversary of the first due date and annually thereafter, subject to the limitations set forth below, to an amount which will fully amortize the Mortgage Loan at the then current mortgage interest rate in equal monthly installments over its remaining term to maturity (the “Minimum Monthly Payment”).  As of the date of this preliminary term sheet, the preliminary characteristics of the mortgage pool do not include any Mortgage Loans that have a Minimum Monthly Payment which will initially adjust 2 or 5 years after the related first Due Date, and after this initial 2 or 5 year period, as applicable, will adjust annually thereafter, but such mortgage loans may be included in the final mortgage pool, the characteristics of which will be reflected in the prospectus supplement that will be prepared for this transaction. This adjustment is subject to the conditions that (i) the amount of the Minimum Monthly Payment will not increase (or, if applicable, decrease) by an amount that is more than 7.50% of the current Minimum Monthly Payment, (ii) as of the fifth anniversary of the first due date and on the same day every five years thereafter, and on the final payment adjustment date, the Minimum Monthly Payment will be recast without regard to the limitation in clause (i) above and (iii) if the unpaid principal balance exceeds a percentage – (either [110%, 115% or 125%]) of the original principal balance due to negative amortization (the “Negative Amortization Limit”), the Minimum Monthly Payment will be recast without regard to the limitation in clause (i) to amortize fully the then unpaid principal balance over the remaining term to maturity.

Negative amortization on a Mortgage Loan will occur when the monthly payment made by the borrower is less than interest accrued at the current mortgage rate on the unpaid principal balance of the Mortgage Loan (such deficiency, “Negative Amortization”). The amount of the Negative Amortization is added to the unpaid principal balance of the Mortgage Loan.

On the Closing Date, the aggregate principal balance of the Mortgage Loans as of the Cut-off Date is expected to be approximately $[449,090,301], subject to an increase or decrease of up to 10%. It is expected that the characteristics of the Mortgage Loans on the closing date will be substantially similar to the characteristics of the Mortgage Loans described herein.  The initial principal balance of any of the Offered Certificates on the Closing Date is subject to an increase or decrease of up to 10% from the amounts shown herein.

Originator Concentrations	Approx %
AEGIS MORTGAGE CORP	[ 9.47]%
AMERICAN MORTGAGE NETWORK	[ 10.16]%
FIRST MAGNUS FINANCIAL	[ 11.93]%
PLAZA HOME MORTGAGE INC	[ 13.65]%
TOTAL	[ 45.21]%

See “Originator Disclosure” section.

Class X-PPP

Certificates:  With respect to each WMB Loan, (a) all prepayment penalty payments on such Mortgage Loans remitted to the Trust with respect to voluntary full prepayments that have prepayment penalties and (b) any amounts paid by WMB, as servicer, pursuant to the pooling agreement if WMB, as servicer, waives a penalty on a voluntary full prepayment of a WMB Loan other than in accordance with the standards set forth in the pooling agreement, or paid by Washington Mutual Mortgage Securities Corp. pursuant to the mortgage loan sale agreement if it breaches certain representations and warranties with respect to a WMB Loan that requires payment of a penalty on voluntary full prepayment (each an “Assigned Prepayment Penalty”) will be distributed to the holders of the Class X-PPP Certificates in the following manner: on each Distribution Date the Class X-PPP Certificates will be entitled to receive all such prepayment penalty payments remitted to the Trust during the period from the 15th day of the immediately preceding calendar month (or, in the case of the first Distribution Date, from the Cut-Off Date) through the 14th day of the current calendar for each WMB Loan that imposes a penalty on voluntary full prepayment of such Mortgage Loan.

  The holders of the Class X-PPP Certificates will not receive any prepayment penalty payment with respect to voluntary partial prepayments; each such payment will be retained by the WMB, as servicer, as additional servicing compensation. No prepayment penalty payments will be available for distribution to holders of the other classes of certificates. No prepayment penalty payments on any Countrywide Loan will be remitted to the Trust.  All such payments on Countrywide Loans will be retained by Countrywide and will not be payable to any class of certificates.

  Some of the WMB Loans that impose penalties for voluntary full prepayments contain an exception for prepayments made in connection with a bona fide and arm’s length sale of the mortgaged property underlying the mortgage loan during a certain period following origination, or after a certain period following origination, as specified in the mortgage note or contain various other exceptions specified in the mortgage note, and therefore penalties are not imposed on such prepayments and are not available for distribution to the Class X-PPP Certificates. In addition, prepayment penalties on WMB Loans may be waived by the servicer and, if waived in accordance with the terms of the pooling agreement, the amount of the waived penalty will not be available for distribution to the holders of the Class X-PPP Certificates. Circumstances under which the servicer may waive a prepayment penalty include, among other circumstances set forth in the pooling agreement, (i) in some cases, for Mortgage Loans originated by WMB or an affiliate thereof, where the mortgagor sells the mortgaged property and obtains a new mortgage loan originated and serviced by WMB to purchase another property, provided that the prepayment is made no earlier than one year after origination, (ii) in some cases, for Mortgage Loans originated by WMB or an affiliate thereof, with prepayment penalty terms greater than 12 months, where the mortgagor refinances the Mortgage Loan with a new mortgage loan originated and serviced by WMB, provided that 90 days or less remain in the prepayment penalty term or (iii) for prepayments of accrued but unpaid interest that has been added to principal as a result of negative amortization.  Moreover, regardless of the terms of the mortgage note, the WMB, as servicer, will not collect prepayment penalties after the third anniversary of the origination of any WMB Loan. WMB, as servicer, will also not collect prepayment penalties due to involuntary prepayments such as foreclosures.

Investors should conduct their own analysis of the effect, if any, that the payment of the Assigned Prepayment Penalties on the Class X-PPP Certificates, or decisions by WMB, as servicer, with respect to waiver thereof, may have on the performance of such certificates.  General economic conditions and homeowner mobility will also affect the prepayment rate.

In addition, under circumstances described in the pooling agreement, the depositor or Washington Mutual Mortgage Securities Corp. may be required to repurchase Mortgage Loans from the Trust (or substitute new mortgage loans for those Mortgage Loans). The holders of the Class X-PPP Certificates will not be entitled to any prepayment penalty paid, after the date of repurchase or substitution, on a Mortgage Loan that was repurchased from the Trust or substituted for.

See the "Prepay Term (Months)" table in this preliminary term sheet for information regarding the number of loans, and the related percentage of the mortgage pool, that contain prepayment penalties, broken out for each of the various prepayment penalty terms. Generally, the WMB Loans with prepayment penalties provide for the payment of a penalty in connection with certain voluntary, full or partial prepayments made within a period of time specified in the related mortgage note and generally ranging from - [6] to [60] months from the date of origination of such Mortgage Loan. The amount of the applicable prepayment penalty, to the extent permitted by applicable law, is as provided in the related mortgage note.

Credit Enhancement:  Senior/subordinate, shifting interest structure. The credit enhancement information shown below is subject to final rating agency approval. Credit enhancement for the Class A-1A, Class A-1B, Class A-1C and Class A-1D Certificates will consist of the subordination of the Subordinate Certificates, initially [13.00]% total subordination (subject to the variance stated in the collateral profile).

Shifting Interest:  For each Distribution Date before June 2017, the Subordinate Certificates will be locked out from receipt of prepayments in full on a Mortgage Loan (each, a “Payoff”) and partial prepayments on a Mortgage Loan, including any amounts in excess of the Minimum Monthly Payment (each, a “Curtailment”) (net of Negative Amortization) (unless the Class Principal Balances of the Class A and Class X Certificates are paid down to zero or the credit enhancement provided by the Subordinate Certificates has doubled prior to such date as described below). After such time and subject to standard collateral performance triggers (as described in the Washington Mutual Mortgage Pass–Through Certificates, WMALT Series OA free writing prospectus), the Subordinate Certificates will receive their increasing portions of unscheduled principal payments (net of Negative Amortization).

The prepayment percentages on the Subordinate Certificates are as follows:

Periods:	Unscheduled Principal Payments (%)
June 2007 – May 2017	0% Pro Rata Share
June 2017 – May 2018	30% Pro Rata Share
June 2018 – May 2019	40% Pro Rata Share
June 2019 – May 2020	60% Pro Rata Share
June 2020 – May 2021	80% Pro Rata Share
June 2021 and after	100% Pro Rata Share

Notwithstanding the foregoing, if the credit enhancement provided by the Subordinate Certificates has doubled (subject to the performance triggers described in the Washington Mutual Mortgage Pass–Through Certificates, WMALT Series OA free writing prospectus), (i) on or prior to the Distribution Date in May 2010, and the cumulative realized losses on the Mortgage Loans allocated to the Subordinate Certificates, as a percentage of the aggregate Class Principal Balance of the Subordinate Certificates as of the Closing Date, do not exceed 20%, the Subordinate Certificates will be entitled to 50% of their pro rata share of Payoffs and Curtailments (net of Negative Amortization) on the Mortgage Loans or (ii) after the Distribution Date in May 2010, and the cumulative realized losses on the Mortgage Loans allocated to the Subordinate Certificates, as a percentage of the aggregate Class Principal Balance of the Subordinate Certificates as of the Closing Date, do not exceed 30%, the Subordinate Certificates will be entitled to 100% of their pro rata share of Payoffs and Curtailments on the Mortgage Loans (net of Negative Amortization).

  In the event the current aggregate principal balance of the Class A Certificates and Class X PO Component, divided by the Stated Principal Balance of the Mortgage Loans (the "Senior Percentage") exceeds the applicable initial Senior Percentage as of the Closing Date, the Class A and Class X-PPP Certificates will receive all Payoffs and Curtailments (net of Negative Amortization) for the Mortgage Loans.

Stated Principal Balance:  The "Stated Principal Balance" of any Mortgage Loan as of any date of determination is equal to its principal balance as of the Cut-Off Date, after application of all scheduled principal payments due on or before the Cut-Off Date, whether or not received, reduced by all amounts allocable to principal that have been distributed to certificateholders with respect to that Mortgage Loan on or before that date of determination, and as further reduced to the extent that any realized loss on that Mortgage Loan has been allocated to one or more classes of certificates on or before that date of determination, and as increased by the amounts of any Negative Amortization with respect to that Mortgage Loan for all prior interest accrual periods.

Class Principal Balance:  The "Class Principal Balance" for any Distribution Date and for any class of certificates will equal the aggregate amount of principal to which such class or, in the case of the Class X Certificates, the principal-only component, is entitled on the Closing Date, reduced by all distributions of principal to that class or component, as applicable, and all allocations of losses required to be borne by that class or component, as applicable, before that Distribution Date and increased by the portion of the aggregate Net Negative Amortization allocated to that class or component, as applicable.

Net Mortgage Rate:  The "Net Mortgage Rate" with respect to each Mortgage Loan is equal to the excess, if any, of the mortgage interest rate over the servicing fee rate.

Net WAC Cap:  The "Net WAC Cap" for any Distribution Date and the Mortgage Loans is equal to the weighted average of the Net Mortgage Rates of the Mortgage Loans as of the second preceding Due Date (after giving effect to (a) the payments due on the Mortgage Loans on that Due Date and (b) except for the first Distribution Date, any Payoffs on WMB Loans received on or before the 14th day of the calendar month of that Due Date).

Adjusted Net WAC Cap:  The "Adjusted Net WAC Cap" is equal to the Net WAC Cap for the Mortgage Loans, adjusted on an actual/360 basis.

Net Life Cap:  The "Net Life Cap" is the Adjusted Net WAC Cap modified as follows: for purposes of calculating the Net WAC Cap, the lifetime maximum mortgage rate for each Mortgage Loan will be substituted for the per annum mortgage rate for such Mortgage Loan.

Aggregate Loan  Balance:  The "Aggregate Loan Balance'' for any Distribution Date is the aggregate principal balance of the Mortgage Loans as of the second preceding Due Date (after giving effect to (a) the payments due on the related Mortgage Loans on that Due Date and (b) except for the first Distribution Date, any Payoffs on WMB Loans received on or before the 14th day of the calendar month of that Due Date).

Weighted Average Certificate Interest Rate:  The "Weighted Average Certificate Interest Rate" for any Distribution Date is the weighted average (weighted according to Class Principal Balance) of the annual certificate interest rates on the Class A and Subordinate Certificates (each of which annual certificate interest rates, in the case of the Class A-1C, Class A-1D and Subordinate Certificates, will be multiplied by a fraction, the numerator of which is the actual number of days in the related certificate accrual period and the denominator of which is 30).

Carryover Shortfall Amount:  With respect to the Class A-1A and A-1B Certificates, if, on the initial Distribution Date, One-Year MTA plus the related margin for the Class A-1A and Class A-1B Certificates is greater than the Net WAC Cap, then such class will be entitled to the payment of an amount equal to the excess, if any, of (a) the amount of interest that would have accrued on such class at a certificate interest rate equal to One-Year MTA plus the related margin, over (b) the actual amount of interest accrued on such class for such Distribution Date (the "Carryover Shortfall Amount"). Other than the initial Distribution Date, the Class A-1A and A-1B Certificates will not be entitled to Carryover Shortfall Amounts on any other Distribution Date.

With respect to the Class A-1C, Class A-1D and each class of Subordinate Certificates, if, on any Distribution Date, LIBOR plus the related margin for such class is greater than the Adjusted Net WAC Cap, then such class will be entitled to the payment of an amount equal to the sum of (i) the excess, if any, of (a) the amount of interest that would have accrued on such class at a certificate interest rate equal to the lesser of (1) LIBOR plus the related margin for such class and (2) in the case of (x) the Class A-1C and Class A-1D Certificates, 10.50% and (y) the Subordinate Certificates, the Net Life Cap, as applicable, over (b) the actual amount of interest accrued on such class for such Distribution Date and (ii) the unpaid portion of any such excess from previous Distribution Dates (and any interest thereon at the certificate interest rate for such class without giving effect to the related Adjusted Net WAC Cap) (together, the "Carryover Shortfall Amount").

Carryover Shortfall Amounts will be paid to the Class A Certificates pro rata according to such Carryover Shortfall Amounts, from the aggregate interest otherwise distributable to the Class X-PPP Certificates (after the reduction due to Net Negative Amortization allocated to the Class X-PPP Certificates) (which interest otherwise distributable to the Class X-PPP Certificates will be reduced as described herein under "Structure Rules-Certificates Priority of Distribution"; provided, however, that with respect to any Distribution Date from, and including, the Distribution Date in July 2007 through, and including, the Distribution Date in January 2018 (unless the Yield Maintenance Agreement is terminated earlier) and the Class A-1C and Class A-1D Certificates, Carryover Shortfall Amounts will be paid to such certificates first from amounts received, if any, for such Distribution Date from the Yield Maintenance Agreement and second from amounts otherwise payable to the Class X-PPP Certificates, as described in this paragraph. Carryover Shortfall Amounts will be paid, sequentially in order of seniority, to the Subordinate Certificates, from the remaining interest otherwise distributable to the Class X-PPP Certificates (after the reduction due to Net Negative Amortization allocated to the Class X-PPP Certificates and the reduction due to payment of Carryover Shortfall Amounts to the Class A Certificates).

Adjusted Cap Rate  The "Adjusted Cap Rate" for any Distribution Date and the Class A-1A and Class A-1B Certificates will equal a fraction, the numerator of which is equal to the product of (i) the amount of interest accrued on the Mortgage Loans at the Net WAC Cap for that Distribution Date less the Net Negative Amortization and (ii) 12, and the denominator of which is the Aggregate Loan Balance.

  The "Adjusted Cap Rate" for any Distribution Date and the Class A-1C, Class A-1D and any class of Subordinate Certificates will equal a fraction, the numerator of which is equal to the product of (i) the amount of interest accrued on the Mortgage Loans at the Net WAC Cap for the Mortgage Loans for that Distribution Date less the Net Negative Amortization and (ii) 12, and the denominator of which is the Aggregate Loan Balance, such fraction multiplied by a ratio, the numerator of which is 30 and the denominator of which is the actual number of days in the related certificate accrual period.

Negative Amortization:  The Mortgage Loans may experience negative amortization when the interest accrued on a Mortgage Loan exceeds the monthly payment due on such Mortgage Loan. Such excess is deferred and added to the unpaid principal balance of such Mortgage Loan.

Net Negative Amortization:  The "Net Negative Amortization'' for any Distribution Date will equal the excess, if any, of (i) the aggregate amount of Negative Amortization with respect to the Mortgage Loans during the prior calendar month over (ii) the aggregate amount of Payoffs and Curtailments received with respect to the Mortgage Loans during the related Prepayment Period.

  For any Distribution Date, the Net Negative Amortization will be allocated among the certificates as follows:

(i) first, the Net Negative Amortization, to the Class X-PPP Certificates in reduction of the interest otherwise payable to the Class X-PPP Certificates, until such amount is reduced to zero; and

(ii) second, the Net Negative Amortization remaining after the allocation pursuant to clause (i) above, to the Class A-1A, Class A-1B, Class A-1C, Class A-1D and Subordinate Certificates in proportion to the excess, if any, for each such class of (x) the current interest accrued at the applicable certificate interest rate for such class over (y) the amount of current interest that would have accrued had the certificate interest rate for such class equaled the Adjusted Cap Rate for such class and for such Distribution Date.

The amount of Net Negative Amortization allocated to any class of Certificates in reduction of the interest otherwise payable to such class will be added to the Class Principal Balance of such class.

Yield Maintenance  Agreement:  On the Closing Date, the Trustee will enter into a “Yield Maintenance Agreement”, or “YMA”, with the counterparty (the “Counterparty”) for the benefit of each of the Class A-1C and Class A-1D Certificates.  The notional balance of the Yield Maintenance Agreement and the strike rates are in the tables below.  The payment pursuant to the YMA will be based on the lesser of the YMA scheduled notional balance and the actual aggregate Class Principal Balance of the Class A-1C and Class A-1D Certificates. The Counterparty will be obligated to make monthly payments to the Trustee when LIBOR exceeds the specified strike rate. Such payments will be capped at their maximum amount when LIBOR equals or exceeds [10.26]%.  The Yield Maintenance Agreement will terminate after the Distribution Date in January 2018.  Any payments received from the YMA will be used to pay Carryover Shortfall Amounts on the Class A-1C and Class A-1D Certificates, pro rata.

Yield Maintenance Agreement Schedule and Strike Rates
Period	Notional Bal ($)	Cap Strike (%)	Period	Notional Bal ($)	Cap Strike (%)	Period	Notional Bal ($)	Cap Strike (%)	Period	Notional Bal ($)	Cap Strike (%)
1	N/A	N/A	41	36,124,017	7.87849	81	16,343,409	7.61491	121	7,501,011	7.61514
2	76,819,146	7.87685	42	35,227,175	7.61467	82	16,030,667	8.46294	122	7,355,066	7.87899
3	75,643,837	7.61318	43	34,347,254	7.87850	83	15,723,803	7.61492	123	7,211,887	7.61515
4	74,485,550	7.61327	44	33,483,940	7.61469	84	15,422,710	7.87876	124	7,071,424	7.61516
5	73,343,909	7.87714	45	32,636,926	7.61469	85	15,127,280	7.61493	125	6,933,626	7.87900
6	72,218,669	7.61346	46	32,018,853	8.46270	86	14,837,407	7.87877	126	6,798,443	7.61517
7	71,109,354	7.87734	47	31,412,338	7.61470	87	14,552,987	7.61494	127	6,665,825	7.87901
8	70,015,254	7.61364	48	30,817,165	7.87853	88	14,273,919	7.61495	128	6,535,725	7.61518
9	68,935,420	7.61374	49	30,233,124	7.61471	89	14,000,103	7.87879	129	0	0.00000
10	67,863,520	8.15963	50	29,660,007	7.87854	90	13,731,442	7.61496
11	66,800,792	7.61395	51	29,097,613	7.61473	91	13,467,839	7.87880
12	65,751,677	7.87781	52	28,545,741	7.61473	92	13,209,199	7.61497
13	64,717,231	7.61406	53	28,004,196	7.87856	93	12,955,432	7.61498
14	63,697,004	7.87789	54	27,472,787	7.61474	94	12,706,444	8.46302
15	62,688,243	7.61404	55	26,951,324	7.87857	95	12,462,149	7.61499
16	61,694,195	7.61399	56	26,439,624	7.61476	96	12,222,457	7.87883
17	60,709,225	7.87780	57	25,937,505	7.61476	97	11,987,283	7.61500
18	59,728,862	7.61394	58	25,444,788	8.16061	98	11,756,543	7.87884
19	58,757,671	7.87769	59	24,961,299	7.61477	99	11,530,154	7.61502
20	57,785,623	7.61380	60	24,486,866	7.87861	100	11,308,035	7.61502
21	56,810,632	7.61373	61	24,021,322	7.61479	101	11,090,106	7.87886
22	55,809,832	8.46160	62	23,564,500	7.87862	102	10,876,290	7.61503
23	54,803,932	7.61377	63	23,116,239	7.61480	103	10,666,508	7.87887
24	53,801,097	7.87762	64	22,676,379	7.61480	104	10,460,687	7.61505
25	52,763,182	7.61404	65	22,244,764	7.87864	105	10,258,752	7.61505
26	51,662,259	7.87793	66	21,821,242	7.61482	106	10,060,630	8.16092
27	50,550,680	7.61414	67	21,405,660	7.87865	107	9,866,251	7.61506
28	49,417,772	7.61424	68	20,997,872	7.61483	108	9,675,544	7.87890
29	48,298,139	7.87810	69	20,597,733	7.61483	109	9,488,441	7.61507
30	47,181,799	7.61439	70	20,205,101	8.46286	110	9,304,874	7.87892
31	46,083,808	7.87831	71	19,819,835	7.61485	111	9,124,779	7.61509
32	45,005,160	7.61460	72	19,441,798	7.87868	112	8,948,088	7.61509
33	43,943,801	7.61464	73	19,070,857	7.61486	113	8,774,740	7.87893
34	42,900,547	8.46264	74	18,706,879	7.87869	114	8,604,671	7.61510
35	41,876,906	7.61464	75	18,349,734	7.61487	115	8,437,821	7.87895
36	40,872,331	7.87846	76	17,999,296	7.61488	116	8,274,129	7.61511
37	39,886,415	7.61464	77	17,655,439	7.87871	117	8,113,535	7.61512
38	38,918,817	7.87847	78	17,318,041	7.61489	118	7,955,983	8.46317
39	37,969,446	7.61466	79	16,986,981	7.87872	119	7,801,416	7.61513
40	37,037,952	7.61466	80	16,662,143	7.61490	120	7,649,777	7.87897

Structure Rules

Allocation of Realized Losses: Any realized losses on the Mortgage Loans will be allocated as follows: first, to the Subordinate Certificates in reverse order of their numerical class designations, in each case until the respective Class Principal Balance has been reduced to zero; and second, any realized losses remaining on the Mortgage Loans to the Class A and Class X-PPP Certificates, on a pro-rata basis, until the respective Class Principal Balance has been reduced to zero;

provided, however, that the aggregate realized losses so allocated to the Class A Certificates will instead be allocated, sequentially, as follows:

(a)     first, to the Class A-1D Certificates, until their Class Principal Balance is reduced to zero,

(b)     second, to the Class A-1C Certificates, until their Class Principal Balance is reduced to zero,

(c)     third, to the Class A-1B Certificates, until their Class Principal Balance is reduced to zero and

(d)     fourth, to the Class A-1A Certificates, until their Class Principal Balance is reduced to zero.

Certificates Priority of Distributions:    Available funds from the Mortgage Loans will be distributed in the following order of priority:

1)       to the Senior Certificates, accrued and unpaid interest, pro rata, at the related certificate interest rate; provided, however, that any interest otherwise distributable with respect to the Class X-PPP Certificates will be reduced to the extent needed to pay any Carryover Shortfall Amounts as described below (after giving effect to the allocation of any Net Negative Amortization);

2)       to the Senior Certificates, the aggregate principal allocable to the Senior Certificates, sequentially, as follows:

(a)  first, to the Class R Certificates, as principal, until its Class Principal Balance is reduced to zero;

(b)  second, to the Class X-PPP Certificates until its Class Principal Balance is reduced to zero; and

(c)  third, to the Class A-1A, Class A-1B, Class A-1C and Class A-1DCertificates, as principal, pro rata according to Class Principal Balance, until their respective Class Principal Balances are reduced to zero;

3)       (a)     on the initial Distribution Date, to the Class A-1A, Class A-1B, Class A-1C and Class A-1D Certificates, their Carryover Shortfall Amounts, pro rata according to such Carryover Shortfall Amounts, from the aggregate interest otherwise distributable to the Class X-PPP Certificates on such Distribution Date (in each case, after the reduction due to Net Negative Amortization allocated to the Class X-PPP Certificates); and

(b)  on each Distribution Date after the initial Distribution Date, to the Class A-1C and Class A-1D Certificates, their Carryover Shortfall Amounts, pro rata according to such Carryover Shortfall Amounts, first, from amounts received, if any, from the YMA and second, from the aggregate interest otherwise distributable to the Class X-PPP Certificates on such Distribution Date (in each case, after the reduction due to Net Negative Amortization allocated to the Class X-PPP Certificates);

4)       to the Class B-1 Certificates, accrued and unpaid interest at the Class B-1 certificate interest rate;

5)       to the Class B-1 Certificates, principal allocable to such Class;

6)       to the Class B-2 Certificates, accrued and unpaid interest at the Class B-2 certificate interest rate;

7)       to the Class B-2 Certificates, principal allocable to such Class;

8)       to the Class B-3 Certificates, accrued and unpaid interest at the Class B-3 certificate interest rate;

9)       to the Class B-3 Certificates, principal allocable to such Class;

10)    to the Class B-4 Certificates, accrued and unpaid interest at the Class B-4 certificate interest rate;

11)    to the Class B-4 Certificates, principal allocable to such Class;

12)    to the Class B-5 Certificates, accrued and unpaid interest at the Class B-5 certificate interest rate;

13)    to the Class B-5 Certificates, principal allocable to such Class;

14)    to the Class B-6 Certificates, accrued and unpaid interest at the Class B-6 certificate interest rate;

15)    to the Class B-6 Certificates, principal allocable to such Class;

16)    to the Class B-7 Certificates, accrued and unpaid interest at the Class B-7 certificate interest rate;

17)    to the Class B-7 Certificates, principal allocable to such Class;

18)    to the Class B-8 Certificates, accrued and unpaid interest at the Class B-8 certificate interest rate;

19)    to the Class B-8 Certificates, principal allocable to such Class;

20)    to the Class B-9, Class B-10 and Class B-11 Certificates, in sequential order, accrued and unpaid interest and principal in the same manner as for the Senior Subordinate Certificates;

21)     to the Subordinate Certificates, in sequential order, their Carryover Shortfall Amounts, from the remaining aggregate interest otherwise distributable to the Class X-PPP Certificates (in each case, after the reduction due to Net Negative Amortization allocated to the Class X-PPP Certificates and the reduction due to payment of Carryover Shortfall Amounts to the Class A Certificates); and

22)         to the Class R Certificate, any remaining amount.

Notwithstanding the foregoing, for each Distribution Date on or after the first Distribution Date on which the aggregate Class Principal Balance of the Subordinate Certificates has been or will be reduced to zero, distributions of principal under paragraph (2) above will be made to the Class A and Class X Certificates pro rata according to principal balance.

In addition, see "Transaction Summary – Class X-PPP Certificates" in this preliminary term sheet for a description of the distributions of prepayment penalty payments on the Class X-PPP Certificates.

ADDITIONAL RISK FACTOR:

Recent Developments in the Residential Mortgage Market May Adversely Affect the Return on Your Certificates

Recently, the residential mortgage market in the United States has experienced a variety of difficulties and changed economic conditions that may adversely affect the yield on your certificates.  Delinquencies and losses with respect to residential mortgage loans generally have increased in recent months, and may continue to increase.  In addition, in recent months housing prices in many states have declined or stopped appreciating, after extended periods of significant appreciation.  A continued decline or an extended flattening of those values may result in additional increases in delinquencies and losses on residential mortgage loans generally, particularly with respect to second homes and investor properties and with respect to any residential mortgage loans whose aggregate loan amounts (including any subordinate liens) are close to or greater than the related property values.

Another factor that may have contributed to, and may in the future result in, higher delinquency rates is the increase in monthly payments on adjustable rate mortgage loans.  Borrowers with adjustable payment mortgage loans are being exposed to increased monthly payments when the related mortgage interest rate adjusts upward from the initial fixed rate or a low introductory rate, as applicable, to the rate computed in accordance with the applicable index and margin.  This increase in borrowers’ monthly payments, together with any increase in prevailing market interest rates, may result in significantly increased monthly payments for borrowers with adjustable rate mortgage loans.

Borrowers seeking to avoid these increased monthly payments by refinancing their mortgage loans may no longer be able to find available replacement loans at comparably low interest rates.  A decline in housing prices may also leave borrowers with insufficient equity in their homes to permit them to refinance, and in addition, many mortgage loans have prepayment premiums that add to the cost of refinancing.  Furthermore, borrowers who intend to sell their homes on or before the expiration of the fixed rate periods on their mortgage loans may find that they cannot sell their properties for an amount equal to or greater than the unpaid principal balance of their loans.  These events, alone or in combination, may contribute to higher delinquency rates.

You should consider that the general market conditions discussed above may affect the performance of the mortgage loans and may adversely affect the return on your certificates.

ORIGINATOR DISCLOSURES

AEGIS MORTGAGE

Aegis Mortgage Corporation, a Delaware corporation with its principal place of business in Houston, Texas, is a nationwide mortgage-banking company in the business of originating, selling, securitizing and servicing single-family residential mortgage loans through a diverse network of distribution channels. Aegis originates loans across the full credit spectrum of borrowers through a combination of prime and specialty loans in 49 states and the District of Columbia through our wholesale and retail distribution channels.

AMERICAN MORTGAGE NETWORK

American Mortgage Network, Inc. is a Delaware corporation headquartered in San Diego and is an indirect wholly-owned subsidiary of Wachovia Bank, N.A. and Wachovia Corporation.  American Mortgage Network originates loans for the national mortgage broker community through its network of branches and business-to-business over the Internet. It sells its loan production in the secondary mortgage market in servicing-released sales. It is approved to do business in 50 states and the District of Columbia either by license or exemption.

FIRST MAGNUS

First Magnus Financial Corporation, an Arizona corporation, was formed in 1996.  The company is principally engaged in the origination of residential mortgage loans on a retail and wholesale basis.  Generally, such loans are subsequently sold to investors or financial institutions as part of a collateralized investment package.  The Company maintains its headquarters in Tucson, Arizona, and does business in all 50 states.

PLAZA HOME MORTGAGE

Plaza Home Mortgage, Inc. ("Plaza") is a direct lender engaged in the mortgage banking business to originate and sell mortgage loans.  Plaza is incorporated in California, with the principal executive offices located at 5090 Shoreham Place, Suite 206, San Diego, CA  92122.  Plaza originates mortgage loans primarily through Plaza's eleven wholesale branch offices, using a network of independent mortgage brokers approved by Plaza.  Loans originated and sold by Plaza are first and/or second lien, fixed and adjustable rate mortgage loans secured by one-to-four unit properties

MORTGAGE LOANS SERVICED BY COUNTRYWIDE

General

                Approximately [0.72]% (by principal balance) of the mortgage loans underlying the certificates (the “Countrywide Loans”) have been originated by Countrywide Home Loans, Inc. (“Countrywide”). The Countrywide Loans will be serviced by Countrywide pursuant to a mortgage loan purchase and servicing agreement (the “Countrywide Agreement”) entered into between Countrywide and Washington Mutual Mortgage Securities Corp., which agreement will be assigned to the Trust pursuant to the pooling and servicing agreement (the “Pooling Agreement”). The functions to be performed by Countrywide with respect to the Countrywide Loans will include payment collection and payment application, default management and escrow administration. Washington Mutual Bank will calculate monthly distributions to certificateholders and prepare monthly distribution reports with respect to all of the mortgage loans, including the Countrywide Loans.

Countrywide's Servicing Obligations

                Custodial Account, Escrow Account and Investment Account. Within two business days of receipt, Countrywide will be required to deposit in a custodial account maintained by Countrywide the following amounts with respect to the Countrywide Loans:  (i) all mortgagor payments, including scheduled monthly payments (net of Countrywide’s servicing fee) and principal prepayments, (ii) all liquidation proceeds and insurance proceeds (other than insurance proceeds required for the restoration or repair of the related mortgaged property) and (iii) other amounts described in the Countrywide Agreement. In addition, Countrywide will be required to deposit in the custodial account each month (i) any required advances of principal and interest (as described below), (ii) any compensating interest (as described below) and (iii) proceeds of any Countrywide Loan repurchased by Countrywide in accordance with the Countrywide Agreement. Within two business days of receipt, Countrywide will be required to transfer into an escrow account maintained by Countrywide all escrow payments (which are payments made by some mortgagors and held by the servicer in escrow for future payment of taxes and insurance).

                On the 18th day of each month (or the next business day, if such 18th day is not a business day), Countrywide will be required to transfer from the custodial account into an investment account maintained by Washington Mutual Bank the funds held in the custodial account that are required to be distributed to certificateholders on the Distribution Date in that month.

                Permitted Withdrawals. Countrywide will be permitted to make withdrawals, from time to time, from the custodial account for the following purposes:

to reimburse itself for advances, as described under “—Advances” below;

to pay to itself the servicing fee (to the extent not already retained);

to pay to itself investment earnings earned on funds held in the custodial account;

to remit to the applicable insurer any primary mortgage insurance premiums that are payable by the mortgagee; and

other permitted purposes described in the Countrywide Agreement.

                Advances. Countrywide will be required under the Countrywide Agreement to advance its own funds (i) to cover any shortfall between payments of principal and interest scheduled to be received in respect of the Countrywide Loans each month and the amounts actually received, (ii) to pay any taxes or insurance with respect to mortgaged properties to the extent not paid by the mortgagor, (iii) to cover costs and expenses in connection with foreclosure and bankruptcy proceedings, (iv) to cover the cost of preserving, restoring and protecting the mortgaged properties and (v) to cover the cost of managing and liquidating properties acquired through foreclosure; provided, however, that Countrywide will not make the advances described in clause (i) above unless it determines that such advance will be recoverable from amounts received for the applicable mortgage loan; provided, further, that in the case of clause (iv) above, Countrywide will not make advances for the restoration of properties unless it determines that (x) the restoration will increase the liquidation proceeds after reimbursement to itself for those advances and (y) such advances will be recoverable from amounts received for the applicable mortgage loan. Countrywide will not charge interest or other fees with respect to any advances.

If Countrywide determines that an advance previously made with respect to a Countrywide Loan is not recoverable from amounts to be received for that loan or if all funds with respect to that loan have previously been remitted to the Trust, Countrywide will be entitled to be reimbursed for such advance from collections on other Countrywide Loans owned by the Trust.

                Back-up Servicing. See “Description of the Securities—Events of Default Under the Governing Agreement and Rights Upon Events Of Default” in the prospectus for a description of the material terms under the Countrywide Agreement regarding Countrywide’s replacement, resignation or transfer.

Principal Prepayments and Compensating Interest

Distribution of Principal Prepayments –

                On each Distribution Date, principal prepayments in full (“Payoffs”) and partial prepayments (“Curtailments”) collected on the mortgage loans are distributed to certificateholders.  However, the timing of distribution of Payoffs differs with respect to the Countrywide Loans and the mortgage loans other than the Countrywide Loans. For the Countrywide Loans and for each Distribution Date and any loan group, for purposes of determining distributions of principal on the certificates, the “Principal Prepayment Amount” is the sum, with respect to the mortgage loans in that loan group, of all Payoffs and Curtailments  relating to the mortgage loans in that loan group that were received during the prior calendar month, reduced (but not to less than zero) by the aggregate amount of negative amortization with respect to the mortgage loans during the prior calendar month. See the Free Writing Prospectus for a definition of “Principal Prepayment Amount” with respect to the mortgage loans other than the Countrywide Loans.  For the Countrywide Loans and for each Distribution Date and any loan group, the “Available Distribution Amount” equals the sum of the amounts described in the definition thereof in the Free Writing Prospectus, except that clause (1)(c) thereof reads as follows:  “all Payoffs received after the Prepayment Period immediately preceding that Distribution Date (together with any interest payment received with those Payoffs)”.

Payment of Compensating Interest

                As a result of the delay in distributions of Payoffs and Curtailments to certificateholders, the interest collected on the mortgage loans is not sufficient to pay the full amount of interest accrued on the certificates. To reduce this interest shortfall, each of Countrywide and Washington Mutual Bank is required to pay compensating interest with respect to the mortgage loans it services. Below is a description of the compensating interest required to be paid by Countrywide under the Countrywide Agreement.  See the Free Writing Prospectus for a description of the compensating interest required to be paid by Washington Mutual Bank under the Pooling Agreement (which differs from the amount of compensating interest required to be paid by Countrywide).

                When a mortgagor makes a Payoff on a Countrywide Loan between Due Dates, the mortgagor pays interest on the Payoff only to the date of prepayment. Because the Payoff is not distributed to the related certificateholders until the Distribution Date in the next month, an interest shortfall results in the amount of thirty days of interest on the amount of the Payoff less the amount of interest actually paid by the mortgagor.  When a mortgagor makes a Curtailment with respect to a Countrywide Loan, the mortgagor does not pay any interest on the Curtailment, and the principal balance of the mortgage loan is reduced by the amount of the Curtailment as of the Due Date in the calendar month of receipt, but the Curtailment is not distributed to the related certificateholders until the Distribution Date in the next month. This results in an interest shortfall in the amount of thirty days of interest on the amount of the Curtailment.

                For each Distribution Date, Countrywide will be obligated under the Countrywide Agreement to remit to the custodial account compensating interest in an amount equal to the lesser of (a) any shortfall in interest collections with respect to Payoffs and Curtailments received in the prior calendar month and (b) the servicing fee payable to Countrywide.

To the extent that compensating interest is insufficient to cover the interest shortfall resulting from the timing of distributions of Payoffs and Curtailments, or to the extent that there is an interest shortfall resulting from the application of the Servicemembers Relief Act, that remaining shortfall will be allocated to the certificates pro rata according to the amount of interest to which each class of certificates would otherwise be entitled in reduction of that amount.

IMPORTANT NOTICE REGARDING COLLATERAL MATERIALS

            The information contained in this section has not been independently verified by WaMu Capital Corp.  The information contained in this section is Final and subject to change and supersedes information contained in any prior collateral materials for this transaction.

WMALT Mortgage Pass-Through Certificates
Series 2007-OA4
Mortgage Loans
Preliminary Collateral Information As of 05/01/07

TOTAL CURRENT BALANCE	$449,090,301
TOTAL ORIGINAL BALANCE	$446,804,951

NUMBER OF LOANS	1,183

			Minimum		Maximum
AVG CURRENT BALANCE	$379,620		$58,164		$1,543,900
AVG ORIGINAL BALANCE	$377,688		$58,100		$1,520,000

WAVG GROSS COUPON	8.42%		6.63%		9.95%
WAVG GROSS MARGIN	3.39%		1.55%		5.35%
WAVG MAX INT RATE	10.17%		8.95%		12.95%

WAVG CURRENT LTV	76.11%		18.50%		96.24%

WAVG FICO SCORE	709		0		814

WAVG MONTHS TO ROLL	1	Month(s)	1	Month(s)	1	Month(s)

WAVG NEG AM LIMIT	114%		110%		125%
WAVG PAYMENT CAP	7.50%		7.50%		7.50%
WAVG RECAST	60	Month(s)	60	Month(s)	60	Month(s)

WAVG ORIGINAL TERM	397	Month(s)	360	Month(s)	480	Month(s)
WAVG REMAINING TERM	393	Month(s)	347	Month(s)	478	Month(s)
WAVG SEASONING	4	Month(s)	2	Month(s)	17	Month(s)

NZ WAVG PREPAY TERM	30	Month(s)	6	Month(s)	60	Month(s)

TOP STATE CONC	CA(68.71%),FL(9.68%),AZ(4.41%)
MAXIMUM CA ZIPCODE	0.72%

FIRST PAY DATE			January 1,2006		April 1,2007

RATE CHANGE DATE			June 1,2007		June 1,2007

MATURITY DATE			April 1,2036		March 1,2047

PRODUCT	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Option ARM	1,183	$449,090,300.58	100.00%
Total	1,183	$449,090,300.58	100.00%

INDEX	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
LD01	6	$1,582,430.82	0.35%
MTA	1,177	447,507,869.76	99.65
Total	1,183	$449,090,300.58	100.00%

CURRENT BALANCE ($)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
1—100,000	17	$1,344,074.89	0.30%
100,001—200,000	176	28,152,443.05	6.27
200,001—300,000	274	67,814,337.34	15.10
300,001—400,000	263	91,672,083.12	20.41
400,001—500,000	196	87,473,198.14	19.48
500,001—600,000	123	66,017,777.13	14.70
600,001—700,000	65	41,889,345.44	9.33
700,001—800,000	20	14,949,673.79	3.33
800,001—900,000	15	12,397,733.60	2.76
900,001—1,000,000	13	12,178,775.09	2.71
1,000,001—1,100,000	7	7,168,057.28	1.60
1,100,001—1,200,000	5	5,786,014.85	1.29
1,200,001—1,300,000	4	5,032,762.91	1.12
1,300,001—1,400,000	2	2,687,620.40	0.60
1,400,001—1,500,000	1	1,478,716.54	0.33
1,500,001—1,600,000	2	3,047,687.01	0.68
Total	1,183	$449,090,300.58	100.00%

GROSS COUPON (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
6.501—6.750	2	$967,348.04	0.22%
6.751—7.000	4	2,782,982.46	0.62
7.001—7.250	10	4,605,923.55	1.03
7.251—7.500	28	10,191,120.36	2.27
7.501—7.750	57	23,953,000.03	5.33
7.751—8.000	133	51,372,193.51	11.44
8.001—8.250	164	65,526,844.79	14.59
8.251—8.500	247	95,301,460.69	21.22
8.501—8.750	392	133,646,116.99	29.76
8.751—9.000	82	34,134,132.37	7.60
9.001—9.250	23	10,072,516.05	2.24
9.251—9.500	22	9,421,407.41	2.10
9.501—9.750	10	3,319,062.76	0.74
9.751—10.000	9	3,796,191.57	0.85
Total	1,183	$449,090,300.58	100.00%

GROSS MARGIN (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
1.501—1.750	2	$967,348.04	0.22%
1.751—2.000	4	2,782,982.46	0.62
2.001—2.250	8	3,706,664.51	0.83
2.251—2.500	35	13,033,029.90	2.90
2.501—2.750	57	24,791,022.77	5.52
2.751—3.000	125	49,029,493.01	10.92
3.001—3.250	166	64,701,971.51	14.41
3.251—3.500	244	96,164,410.24	21.41
3.501—3.750	383	129,791,029.16	28.90
3.751—4.000	94	37,214,638.67	8.29
4.001—4.250	24	10,112,115.20	2.25
4.251—4.500	22	9,680,340.78	2.16
4.501—4.750	11	3,589,641.35	0.80
4.751—5.000	7	2,687,720.93	0.60
5.251—5.500	1	837,892.05	0.19
Total	1,183	$449,090,300.58	100.00%

MAX INT RATE (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
8.751—9.000	3	$1,441,723.04	0.32%
9.751—10.000	949	347,113,483.25	77.29
10.001—10.250	28	14,140,039.13	3.15
10.251—10.500	15	6,757,444.13	1.50
10.501—10.750	22	9,802,579.80	2.18
10.751—11.000	110	44,589,311.32	9.93
11.001—11.250	24	9,760,158.86	2.17
11.251—11.500	9	4,504,660.05	1.00
11.501—11.750	3	1,393,932.51	0.31
11.751—12.000	4	2,371,247.37	0.53
12.001—12.250	3	1,590,923.78	0.35
12.751—13.000	13	5,624,797.34	1.25
Total	1,183	$449,090,300.58	100.00%

ORIGINAL TERM (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
360	856	$311,275,090.85	69.31%
480	327	137,815,209.73	30.69
Total	1,183	$449,090,300.58	100.00%

NEG AM LIMIT (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
110	375	$158,429,472.34	35.28%
115	782	278,631,466.87	62.04
125	26	12,029,361.37	2.68
Total	1,183	$449,090,300.58	100.00%

REMAINING TERM (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
341—350	5	$1,991,132.34	0.44%
351—360	851	309,283,958.51	68.87
461—470	2	721,932.01	0.16
471—480	325	137,093,277.72	30.53
Total	1,183	$449,090,300.58	100.00%

SEASONING (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
1—3	502	$186,109,097.08	41.44%
4—6	640	244,920,764.25	54.54
7—9	34	15,347,374.90	3.42
10—12	5	1,814,906.47	0.40
13—15	1	518,674.25	0.12
16—18	1	379,483.63	0.08
Total	1,183	$449,090,300.58	100.00%

CURRENT LTV (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
<= 20	1	$120,276.47	0.03%
21—25	4	586,071.32	0.13
26—30	2	1,544,917.63	0.34
31—35	5	1,285,470.45	0.29
36—40	3	412,579.28	0.09
41—45	9	2,320,932.84	0.52
46—50	14	3,237,311.26	0.72
51—55	19	5,822,493.73	1.30
56—60	24	7,816,962.74	1.74
61—65	51	19,013,753.26	4.23
66—70	67	29,736,703.72	6.62
71—75	102	39,487,841.36	8.79
76—80	233	96,897,847.13	21.58
81—85	586	223,001,201.81	49.66
86—90	18	4,923,895.38	1.10
91—95	38	10,942,796.25	2.44
96—100	7	1,939,245.95	0.43
Total	1,183	$449,090,300.58	100.00%

ORIGINAL LTV (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
<= 20	2	$230,478.23	0.05%
21—25	3	475,869.56	0.11
26—30	2	1,544,917.63	0.34
31—35	5	1,285,470.45	0.29
36—40	3	412,579.28	0.09
41—45	8	2,045,590.57	0.46
46—50	17	3,938,313.58	0.88
51—55	18	5,893,702.93	1.31
56—60	28	8,573,031.18	1.91
61—65	54	21,546,266.95	4.80
66—70	101	42,568,280.29	9.48
71—75	161	69,600,005.82	15.50
76—80	708	270,327,038.10	60.19
81—85	16	4,709,071.40	1.05
86—90	46	12,840,051.85	2.86
91—95	11	3,099,632.76	0.69
Total	1,183	$449,090,300.58	100.00%

FICO SCORE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
<= 0	1	$251,157.17	0.06%
600—619	5	1,822,965.80	0.41
620—639	71	22,722,031.31	5.06
640—659	110	35,829,335.24	7.98
660—679	175	67,916,843.31	15.12
680—699	178	68,333,708.81	15.22
700—719	183	73,387,024.92	16.34
720—739	158	63,091,542.54	14.05
740—759	103	41,170,474.50	9.17
760—779	100	38,922,283.05	8.67
780—799	68	24,575,653.54	5.47
>= 800	31	11,067,280.39	2.46
Total	1,183	$449,090,300.58	100.00%

DOCUMENTATION	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Full Doc	33	$8,912,323.54	1.98%
No Doc/NINA	129	53,150,546.95	11.84
No Ratio/NORA	88	38,298,056.91	8.53
Reduced Doc	933	348,729,373.18	77.65
Total	1,183	$449,090,300.58	100.00%

OCCUPANCY	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Investor	151	$48,863,707.12	10.88%
Owner Occupied	979	376,792,983.94	83.90
Second Home	53	23,433,609.52	5.22
Total	1,183	$449,090,300.58	100.00%

PROPERTY TYPE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Duplex	37	$16,039,212.18	3.57%
Fourplex	16	7,286,699.77	1.62
Hi Rise Condo	14	6,008,364.08	1.34
Low Rise Condo	87	27,568,288.41	6.14
PUD	197	74,236,347.32	16.53
Single Family Residence	813	309,132,083.94	68.84
Townhouse	5	1,373,221.40	0.31
Triplex	14	7,446,083.48	1.66
Total	1,183	$449,090,300.58	100.00%

PURPOSE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Purchase	193	$79,244,747.74	17.65%
Refi—Cash Out	693	259,413,303.78	57.76
Refi—No Cash Out	297	110,432,249.06	24.59
Total	1,183	$449,090,300.58	100.00%

PREPAY TERM (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
0	118	$48,721,556.43	10.85%
6	5	3,018,032.34	0.67
12	237	96,154,151.70	21.41
24	20	8,811,096.02	1.96
36	802	291,690,048.58	64.95
60	1	695,415.51	0.15
Total	1,183	$449,090,300.58	100.00%

STATE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
AR	1	$245,503.05	0.05%
AZ	66	19,799,872.33	4.41
CA	711	308,578,669.92	68.71
CO	13	3,332,521.71	0.74
CT	4	1,143,645.14	0.25
DC	1	226,750.38	0.05
DE	1	213,947.93	0.05
FL	165	43,472,216.17	9.68
GA	6	1,763,965.88	0.39
HI	4	1,963,026.91	0.44
ID	5	2,551,443.74	0.57
IL	15	7,594,346.48	1.69
MA	8	2,332,577.61	0.52
MD	27	9,420,873.17	2.10
ME	1	250,408.25	0.06
MI	7	2,051,987.71	0.46
MN	1	353,314.88	0.08
NC	1	212,915.37	0.05
NH	1	475,393.39	0.11
NJ	4	2,353,683.75	0.52
NM	8	1,949,407.43	0.43
NV	30	8,887,030.70	1.98
OH	3	204,540.26	0.05
OK	1	220,802.05	0.05
OR	7	2,797,449.99	0.62
PA	19	4,704,049.15	1.05
SC	3	1,133,456.63	0.25
SD	1	68,060.91	0.02
TN	2	722,618.98	0.16
TX	14	2,533,570.05	0.56
UT	2	611,159.49	0.14
VA	14	4,274,815.60	0.95
VT	1	100,182.11	0.02
WA	35	12,397,459.28	2.76
WI	1	148,634.18	0.03
Total	1,183	$449,090,300.58	100.00%

BACK DTI (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Data Not Compiled	170	$73,712,335.36	16.41%
15.00 or less	6	2,244,830.25	0.50
15.01—20.00	18	5,833,988.00	1.30
20.01—25.00	52	18,994,371.72	4.23
25.01—30.00	78	22,587,964.05	5.03
30.01—35.00	159	55,957,313.38	12.46
35.01—40.00	265	97,331,515.36	21.67
40.01—45.00	267	105,753,205.73	23.55
45.01—50.00	119	47,586,393.11	10.60
50.01—55.00	40	15,507,077.95	3.45
55.01—60.00	9	3,581,305.67	0.80
Total	1,183	$449,090,300.58	100.00%

 At origination, the weighted average monthly debt-to-income ratio of all debt of the mortgage loans (exclusive of the data not compiled) was approximately 38.71%.

With respect to the data not compiled for the mortgage loans, no assurance can be given that the monthly debt-to-income ratio of all debt distribution of such mortgage loans does not differ from such distribution for the remaining mortgage loans, and the distribution could differ substantially.

COMBINED LTV (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Data Not Compiled	87	$33,784,070.40	7.52%
No Second Lien	694	244,163,206.86	54.37
60.00 or less	1	1,478,716.54	0.33
70.01—75.00	2	1,738,467.68	0.39
75.01—80.00	9	4,353,880.13	0.97
80.01—85.00	18	8,649,681.85	1.93
85.01—90.00	265	111,271,319.49	24.78
90.01—95.00	84	35,414,083.58	7.89
95.01—100.00	23	8,236,874.05	1.83
Total	1,183	$449,090,300.58	100.00%

 At origination, the weighted average combined loan-to-value ratio of the first and second liens of the mortgage loans (exclusive of mortgage loans with no second lien) was approximately 89.94%.

With respect to the data not compiled for the mortgage loans, no assurance can be given that the combined loan to value percentages of all combined loan to values of such mortgage loans does not differ from such values for the remaining mortgage loans, and the values could differ substantially.